EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Name	Jurisdiction of Incorporation or Organization
ICI Holdings, LLC	Delaware
Insight Communications Company, L.P.	Delaware
Insight Midwest, L.P.	Delaware
Insight Capital, Inc.	Delaware
Insight Midwest Holdings, LLC	Delaware
Insight Communications Midwest, LLC	Delaware
Insight Communications of Kentucky, L.P.	Delaware
Insight Kentucky Partners I, L.P.	Delaware
Insight Kentucky Partners II, L.P.	Delaware
Insight Kentucky Capital, LLC	Delaware
Coaxial Communications of Central Ohio, Inc.	Ohio
Insight Communications of Central Ohio, LLC	Delaware
Insight Phone of Indiana, LLC	Delaware
Insight Phone of Illinois, LLC	Delaware
Insight Phone of Kentucky, LLC	Delaware
Insight Phone of Ohio, LLC	Delaware
Interactive Cable Services, LLC	Delaware
Insight Interactive, LLC	Delaware